Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: LANC
August 23, 2018	TRADED: Nasdaq

LANCASTER COLONY REPORTS FOURTH QUARTER AND FISCAL YEAR RESULTS
WESTERVILLE, Ohio, August 23 - Lancaster Colony Corporation (Nasdaq: LANC) today reported results for the fourth quarter and fiscal year ended June 30, 2018. Highlights are as follows:
Fourth Quarter Results

•	Consolidated net sales increased 6.3% to a fourth quarter record $308.2 million versus $289.9 million last year.

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Retail net sales reached $156.8 million, an increase of 1.7% from the prior-year level. Notable contributors to sales growth included refrigerated dressings and dips along with shelf-stable dressings and sauces sold under license agreements. Frozen bread sales were down for the quarter as influenced by the impact of the shift in the Easter holiday from our fiscal fourth quarter last year to our third quarter this year. On the pricing front, we continued to make progress in implementing price increases with our retail customers to help offset higher commodity and freight costs. We also reduced the level of trade spending and coupon expenses as we continue to better optimize those costs through our investments in category management tools.

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Foodservice net sales grew a strong 11.6% to $151.4 million driven by segment-wide sales volume increases, including sales attributed to limited-time-offer programs with our national chain restaurant accounts, and pricing actions taken to help offset higher freight and commodity costs.

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Consolidated gross profit improved $3.7 million to $76.2 million as the favorable influences from the increased sales volumes, pricing actions, lower trade spending, reduced coupon expenses and cost savings realized from our lean six sigma program overcame the impact of higher freight and commodity costs.

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Selling, general and administrative expenses increased $3.5 million as the prior-year quarter included a one-time pre-tax benefit of $1.4 million from the full settlement of a class-action lawsuit related to a provider of in-store promotional advertising. The higher level of SG&A costs also reflected added expenditures for retail consumer promotions.

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Consolidated operating income was essentially flat at $42.9 million while consolidated operating margin declined about 80 basis points due to factors referenced above, including a less favorable sales mix as sales growth in the Foodservice segment outpaced Retail. Retail segment operating margin declined from 20.5% to 19.1%, most notably influenced by the $1.4 million one-time benefit in last year’s fiscal fourth quarter from the lawsuit settlement in addition to the higher costs in the current-year quarter for freight and commodities and the increased spend for retail consumer promotions. Foodservice segment operating margin improved from 9.9% to 10.6%.

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Net income was $32.4 million, or $1.18 per diluted share, compared to $28.5 million, or $1.04 per diluted share last year. Note that the lower tax rate of 26.1% in the current year primarily reflects the favorable impact of tax benefits from stock-based compensation activity and continued refinements related to the Tax Cuts and Jobs Act of 2017 (“Tax Act”).

•	The regular quarterly cash dividend paid on June 29, 2018 was maintained at the higher amount of $.60 per share set in November 2017.
Fiscal Year Results

•	Consolidated net sales increased 1.8% to a record $1,223 million versus $1,202 million last year.

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Retail segment net sales increased 1.4% to $650.2 million driven by increased sales volumes for shelf-stable dressings and sauces sold under license agreements, the incremental sales from the Angelic Bakehouse business acquired in November 2016, pricing actions, reduced trade spending and lower coupon expense.

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Foodservice segment net sales grew 2.2% to $572.7 million. After a challenging first half of the fiscal year, segment sales improved significantly in the second half with both inflationary pricing and volume gains contributing to growth.

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Consolidated operating income decreased $2.6 million to $172.1 million from $174.7 million last year. Excluding the pre-tax charge of $17.6 million in the prior year resulting from the company’s withdrawal from an underfunded multiemployer pension plan, operating income declined $20.2 million or 10.5%. Increased commodity costs, particularly eggs, and higher freight costs were the primary causes for the drop in operating income, partially offset by cost savings realized from the company’s lean six sigma program and pricing actions. At the segment level, Retail operating margin declined from 21.6% to 19.4% while Foodservice operating margin decreased from 11.8% to 10.2%.

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Net income totaled $135.3 million, or $4.92 per diluted share, versus the prior-year amount of $115.3 million, or $4.20 per diluted share. In addition to the favorable impact of a lower federal income tax rate, the Tax Act also resulted in a one-time deferred tax benefit to this fiscal year’s net income of $9.5 million or $.35 per diluted share. Conversely, last year’s net income amount was unfavorably impacted by the costs resulting from the company’s withdrawal from an underfunded multiemployer pension plan of approximately $11.5 million or $.42 per diluted share.

•	The regular quarterly cash dividend was increased for the 55th consecutive year.

•	The company's balance sheet remained strong, with no debt outstanding and over $205 million in cash and equivalents as of June 30, 2018.

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Fiscal 2018 Commentary
CEO David A. Ciesinski stated, “We were pleased to report record net sales for fiscal 2018, a year that ended with strong momentum in our Foodservice segment and continued progress from our net price realization initiatives in the Retail segment. We also added to our successful offerings of shelf-stable dressings and sauces sold under license agreements in the retail channel. Cost inflation was against us the entire year, with both commodities and freight rates significantly higher, but we worked to offset those costs through both pricing actions and our lean six sigma cost savings program. We finished the year encouraged to see our efforts to overcome inflationary costs effectively taking hold.”
Fiscal 2019 Outlook
Mr. Ciesinski added, “Looking ahead to fiscal 2019, Retail sales will benefit from new product introductions planned for launch throughout the year, including Marzetti® Simple Harvest® plant-based, non-dairy dips for the produce department; a fresh lineup of 60-calorie Flatout® flatbread wraps; and Angelic Bakehouse® non-GMO sprouted grain wraps with flavors such as Kale & Spinach, Beet and Sweet Potato. In addition, our Retail segment expects to build upon the recent rollout of the new Olive Garden® Parmesan Ranch dressing flavor and implement a follow-on program to our recent successful retail test of Buffalo Wild Wings® sauces sold under a license agreement. In the Foodservice segment, we expect to continue to strengthen our existing customer base and pursue new opportunities for profitable growth through our culinary expertise and noted reputation for custom-formulated dressings and dipping sauces, frozen breads and rolls, and frozen pasta. Based on our current assessment, commodity costs are projected to remain unfavorable in fiscal 2019, although to a lesser extent than we experienced in fiscal 2018. Freight costs are also expected to persist as a headwind through the first half of the fiscal year. Higher pricing in both the Retail and Foodservice segments will help to offset these increased costs. In addition, our supply chain team will remain focused on cost-saving initiatives and opportunities throughout the coming year.”
Conference Call on the Web
The company’s fourth quarter and fiscal year-end conference call is scheduled for this morning, August 23, at 10:00 a.m. ET. You may access a live webcast of the call through a link on the company’s Internet home page at www.lancastercolony.com. A replay of the webcast will also be made available on the company website.
About the Company
Lancaster Colony Corporation is a manufacturer and marketer of specialty food products for the retail and foodservice channels.
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Forward-Looking Statements
We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward-looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-
looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments; and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors, many of which are beyond our control, which could cause our actual results to differ materially from those expressed in the forward-looking statements. Some of the key factors that could cause actual results to differ materially from those expressed in the forward-looking statements include:

•	adverse changes in freight, energy or other costs of producing, distributing or transporting our products;

•	fluctuations in the cost and availability of ingredients and packaging;

•	the reaction of customers or consumers to price increases we may implement;

•	price and product competition;

•	the impact of customer store brands on our branded retail volumes;

•	the lack of market acceptance of new products;

•	dependence on contract manufacturers, distributors and freight transporters;

•	capacity constraints that may affect our ability to meet demand or may increase our costs;

•	the success and cost of new product development efforts;

•	dependence on key personnel and changes in key personnel;

•	the effect of consolidation of customers within key market channels;

•	the ability to successfully grow recently acquired businesses;

•	the extent to which future business acquisitions are completed and acceptably integrated;

•	the possible occurrence of product recalls or other defective or mislabeled product costs;

•	the potential for loss of larger programs or key customer relationships;

•	changes in demand for our products, which may result from loss of brand reputation or customer goodwill;

•	maintenance of competitive position with respect to other manufacturers;

•	efficiencies in plant operations;

•	the impact of any regulatory matters affecting our food business, including any required labeling changes and their impact on consumer demand;

•	stability of labor relations;

•	the outcome of any litigation or arbitration;

•	the impact, if any, of certain contingent liabilities associated with our withdrawal from a multiemployer pension plan;

•	the impact of fluctuations in our pension plan asset values on funding levels, contributions required and benefit costs;

•	changes in estimates in critical accounting judgments; and

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risks related to other factors described under “Risk Factors” in other reports and statements filed by us with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q (available at www.sec.gov).

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements, except as required by law. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on statements that are based on current expectations.
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FOR FURTHER INFORMATION:	Douglas A. Fell, Vice President and CFO, or
Dale N. Ganobsik, Vice President, Investor Relations and Treasurer
Lancaster Colony Corporation
Phone: 614/224‑7141
Email: ir@lancastercolony.com
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LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands except per-share amounts)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2018	2017	2018	2017
Net sales	$308,170	$289,874	$1,222,925	$1,201,842
Cost of sales	231,988	217,388	919,412	883,078
Gross profit	76,182	72,486	303,513	318,764
Selling, general & administrative expenses	33,331	29,867	131,406	126,381
Multiemployer pension settlement and related costs	—	(4)	—	17,635
Operating income	42,851	42,623	172,107	174,748
Other, net	951	331	2,096	768
Income before income taxes	43,802	42,954	174,203	175,516
Taxes based on income	11,415	14,467	38,889	60,202
Net income	$32,387	$28,487	$135,314	$115,314

Net income per common share: (a)
Basic	$1.18	$1.04	$4.93	$4.21
Diluted	$1.18	$1.04	$4.92	$4.20

Cash dividends per common share	$0.60	$0.55	$2.35	$2.15

Weighted average common shares outstanding:
Basic	27,416	27,396	27,403	27,376
Diluted	27,467	27,446	27,459	27,440

(a)Based on the weighted average number of shares outstanding during each period.

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PAGE 6 / LANCASTER COLONY REPORTS FOURTH QUARTER AND FISCAL YEAR RESULTS

LANCASTER COLONY CORPORATION
BUSINESS SEGMENT INFORMATION (Unaudited)
(In thousands)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2018	2017	2018	2017
NET SALES
Retail	$156,793	$154,179	$650,234	$641,417
Foodservice	151,377	135,695	572,691	560,425
Total Net Sales	$308,170	$289,874	$1,222,925	$1,201,842

OPERATING INCOME
Retail	$29,887	$31,630	$126,391	$138,470
Foodservice	16,039	13,460	58,432	66,216
Multiemployer Pension Settlement and Related Costs	—	4	—	(17,635)
Corporate Expenses	(3,075)	(2,471)	(12,716)	(12,303)
Total Operating Income	$42,851	$42,623	$172,107	$174,748

LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	June 30, 2018	June 30, 2017
ASSETS
Current assets:
Cash and equivalents	$205,752	$143,104
Receivables	72,960	69,922
Inventories	90,861	76,376
Other current assets	9,304	11,744
Total current assets	378,877	301,146
Net property, plant and equipment	190,813	180,671
Other assets	234,801	234,588
Total assets	$804,491	$716,405

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$57,978	$41,353
Accrued liabilities	35,789	35,270
Total current liabilities	93,767	76,623
Other noncurrent liabilities and deferred income taxes	58,442	63,805
Shareholders’ equity	652,282	575,977
Total liabilities and shareholders’ equity	$804,491	$716,405
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